Exhibit 19

Policy on Insider Trading

December 2024

Policy on Insider Trading
From time to time, in the course of conducting the business of CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), you may come into possession of material information about the Company or other companies with which the Company conducts business or that are involved in a potential transaction or business relationship with the Company (each, a “Company Counterparty”) that is not available to the investing public (“material nonpublic information”).
You must maintain the confidentiality of material nonpublic information and may not transact in Company Securities (as defined below) when you are in possession of material nonpublic information about the Company. You also may not transact in the securities of a Company Counterparty when you are in possession of material nonpublic information about such Company Counterparty that was obtained in the course of your work for the Company. This Policy prohibits and restricts additional behavior, including “tipping.”
The Company has adopted this Policy on Insider Trading (the “Policy”) in order to promote compliance with applicable federal, state, and foreign securities laws and to avoid even the appearance of improper conduct by Covered Persons (as defined below). We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.
Scope of Coverage
The procedures and restrictions set forth in this Policy apply to the following persons (collectively referred to as “Covered Persons”):
•the Company’s directors, officers, and employees;
•spouses, minor children, and other family members sharing the same household with a director, officer, or employee of the Company;
•any other person over whom a director, officer, or employee of the Company exercises substantial influence or control with respect to securities trading decisions.
This Policy also applies to any entities, including any corporations, partnerships, trusts, or other estate vehicles, over which a director, officer, or employee of the Company exercises substantial influence or control, or as to which he or she serves as trustee or in a similar fiduciary capacity. The Company may also determine, in its discretion, that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Upon designation, such person will be deemed a “Covered Person” under this Policy.
This Policy applies to transactions in Company securities (collectively, the “Company Securities”) of all types, including, but not limited to, common stock, preferred stock, bonds and other debt securities, options to purchase common stock, convertible debentures and warrants, and other derivatives of Company Securities. In addition, Company Securities that are subject to this Policy include derivative securities that relate to Company Securities but are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
Transactions subject to this Policy include purchases, sales, and gifts of Company Securities and apply to transactions for any employee or personal account, or any account over which you (or any Covered Person) exercise substantial influence or control with respect to securities trading decisions.
An Addendum to this Policy sets forth certain additional pre-clearance procedures and other restrictions that apply only to Company Insiders (as defined in the Addendum).
It is also the policy of the Company that transactions by the Company in Company Securities be conducted in accordance with applicable securities laws.
Statement of Policy
This Policy and the securities laws of the United States and many other countries strictly prohibit Covered Persons from transacting in Company Securities while in possession of material nonpublic information. This Policy prohibits Covered Persons who are aware of any material nonpublic information about the Company from, directly or indirectly through family members or other persons or entities as described in this Policy:
•transacting in Company Securities, except as provided in this Policy;
•recommending the purchase or sale of any Company Securities; or
•failing to treat such information as strictly confidential or otherwise making unauthorized disclosures of such information.
In addition, this Policy prohibits Covered Persons who are in possession of material nonpublic information about a Company Counterparty that was obtained in the course of their work for the Company from trading in the securities of such Company Counterparty until the information becomes public or is no longer material.
Individual Responsibility
You are individually responsible for complying with this Policy and ensuring the compliance of any family member or other person or entity subject to this Policy. Accordingly, you should make your family, household members and other relevant parties aware of the need to confer with you before they trade Company Securities, or the securities of another company, and you should treat all such transactions for the purposes of this Policy and applicable securities laws concerning trading while in possession of material nonpublic information as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask our General Counsel or our Chief Compliance Officer.

Material Nonpublic Information
It is illegal and a violation of this Policy to engage in certain transactions while you are aware of material nonpublic information.
What is Material Information?
Under this Policy and United States securities laws, information is material if:
•there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or
•the information, if made public, likely would affect the market price of a company’s securities.
Material information can be positive or negative and quantitative or qualitative. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight.
Information that could be considered material includes, but is not limited to:
•earnings information, financial projections or guidance, and other unpublished financial results;
•write-downs and additions to reserves for bad debts;
•expansion or curtailment of operations or business disruptions;
•new products, inventions, processes, or discoveries;
•pending or threatened significant litigation or government action, or the resolution thereof;
•major cybersecurity risks and incidents, including vulnerabilities and breaches;
•pending or proposed mergers, acquisitions, divestitures, tender offers, joint ventures, or other major changes in assets;
•changes in research analyst recommendations or credit ratings;
•events regarding the company’s securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, changes in dividends, changes to the rights of securityholders, or public or private offerings of additional securities);
•changes in control of the company or in management of the company;

•extraordinary borrowing or other financing transactions out of the ordinary course;
•liquidity problems, restructurings, or impending bankruptcy; and

•changes in auditors or auditor notification that the company may no longer rely on an audit report.
What is Nonpublic Information?
Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must have been widely disseminated, and sufficient time must have passed for the securities markets to digest the information.
You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, you should presume that information is nonpublic, and you may not engage in transactions until one full trading day has elapsed following official release of the information in at least one of the following ways:
•a publicly available filing with the U.S. Securities and Exchange Commission (the “SEC”); or
•a press release disseminated through a major news or wire service such as Dow Jones, Bloomberg, Business Wire, PR Newswire, or Thomson Reuters.
It is important to note that information is not necessarily public merely because it has been discussed in the press or on social media, which sometimes report rumors. Information also would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers, or institutional investors.
Notwithstanding these timing guidelines, it is illegal for you to trade securities while in possession of material nonpublic information, including situations in which you are aware of major developments that have not yet been publicly announced.
Appearance of Impropriety
If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, you should carefully consider how the transaction may appear to others or be construed by others. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask our General Counsel or our Chief Compliance Officer.
Conveying Material Nonpublic Information to Others
In addition to the prohibitions on transactions that are described in this Policy, it is illegal and a violation of this Policy to convey material nonpublic information to another person or entity (a practice known as “tipping”) that may trade or advise another person or entity to trade on the basis of such information. This prohibition in tipping applies regardless of whether the “tippee” (the person or entity that receives the information) is related to you and regardless of whether you receive any monetary benefit from the tippee.
Certain Prohibited Transactions, Including Speculation in Securities
Covered Persons may not transact in options, warrants, puts and calls, or similar instruments related to Company Securities, sell Company Securities “short,” or hold Company Securities in margin accounts. This Policy also prohibits purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of common stock or other equity securities of the Company. In addition, our directors and those officers who have been designated by our Board of Directors as subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Section 16 Reporting Persons”), are prohibited from pledging stock of the Company as collateral for any loan.
Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in our growth, however, do not mean short-range speculation in Company Securities, such as trading based on fluctuations in the market price of the securities. Such speculative trading may put the personal gain of the director, officer, or employee engaging in that activity in conflict with the best interests of the Company and its shareholders.
Equity Awards
The trading restrictions in this Policy do not apply to exercises of stock options acquired pursuant to the Company’s plans, so long as no Company shares are sold in the market. The trading restrictions do apply, however, to any market sales of Company shares received upon the exercise of options, whether or not such shares are being sold in order to fund the option exercise price (e.g., broker-assisted cashless exercise of options) or to fund any tax withholding obligation. The Company may withhold sufficient shares, including at the election of the option holder, in order for the holder to fund his or her option exercise price or satisfy any tax withholding obligation, and such withholding of shares by the Company is permitted by this Policy.
Similarly, the trading restrictions in this Policy do not apply to the vesting of restricted stock, restricted stock units, or performance restricted stock units, or to the withholding of sufficient shares by the Company (including at the election of the holder) in order to satisfy any tax withholding requirements upon the vesting of such awards. The trading restrictions do apply, however, to any market sale of Company shares resulting from the vesting of such awards, whether or not such shares are being sold in order to fund any tax withholding requirement upon such vesting.
Mutual Funds
This Policy does not apply to transactions in mutual funds that are invested in Company Securities.

Trading Plans
Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading allegations for transactions in Company Securities if the transactions are made pursuant to a pre-arranged written trading plan that was entered into when the individual was not in possession of material nonpublic information and that otherwise complies with the requirements of Rule 10b5-1. In the case of an individual that is covered by the Addendum to this Policy, any such plan may only be adopted, modified, or terminated after following applicable pre-clearance procedures and during an open trading window. A pre-arranged written trading plan that complies with the requirements of Rule 10b5-1 and this Policy is referred to in this Policy as a “Trading Plan.”
Applicable requirements include, among others, a mandatory “cooling-off” period between the date the Trading Plan is adopted or modified and the first possible transaction under the Trading Plan. The “cooling-off” period for directors and Section 16 Reporting Persons ends on the later of: (i) 90 days following the Trading Plan adoption or modification or (ii) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which the Trading Plan was adopted or modified (however, the cooling-off period will not exceed 120 days following plan adoption or modification). For all other individuals, a 30-day cooling-off period is required.
A director, officer, or employee of the Company may not enter into overlapping Trading Plans (subject to certain exceptions) and may only enter into one single-trade Trading Plan during any 12-month period (subject to certain exceptions). Directors and Section 16 Reporting Persons must include a representation in their Trading Plan certifying that: (i) they are not aware of any material nonpublic information and (ii) they are adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Trading Plan must act in good faith with respect to that plan.
Additionally, persons entering into a Trading Plan are prohibited from exercising any influence over how, when, or whether to effect purchases or sales after the Trading Plan is established. The Trading Plan must either specify the amount, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party.
A director, officer, or employee of the Company who wishes to adopt a Trading Plan must submit the Trading Plan to our General Counsel for his or her approval in writing (which may be in the form of an e-mail message) prior to adoption of the Trading Plan. Trading Plans may not be adopted when the director, officer, or employee is in possession of material nonpublic information about the Company. Trading Plans may be adopted, amended, or terminated early only during periods when trading is otherwise permitted in accordance with this Policy (and the Addendum to this Policy, if applicable). An amendment of a Trading Plan that affects the amount, price, or timing of transactions under the plan is treated as entry into a new plan that must qualify as a Trading Plan, including with regard to application of the “cooling-off” period requirement. A director, officer, or employee who wishes to amend or terminate his or her Trading Plan must first submit the proposed amendment or termination to our General Counsel for his or her approval in writing (which may be in the form of an e-mail message).

Our General Counsel may delegate to our Chief Compliance Officer the authority, subject to such terms as our General Counsel shall determine, to approve the entry into, or amendment or termination of, a Trading Plan, in each case with respect to any director, officer, or employee other than our General Counsel. Any such delegation shall be in writing (which may be in the form of an e-mail message). In circumstances where our General Counsel is in the position of approving his or her own Trading Plan (or any amendment or replacement of his or her own Trading Plan), our General Counsel should consult first with outside legal counsel (which consultation may be in the form of an oral discussion or an e-mail message) and document the fact that such consultation has occurred.
Purchases and sales of Company Securities pursuant to a Trading Plan entered into in compliance with this Policy will not be prohibited by the trading restrictions described in this Policy if conducted in accordance with Rule 10b5-1 or similar rules under the securities laws.
Unauthorized Receipt of Inside Information
If you receive material nonpublic information that you are not authorized to receive, or that you do not legitimately need to know to perform your employment responsibilities, or if you receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation, you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact our General Counsel and not disclose it to anyone else.
Post-departure Transactions
This Policy (including the Addendum if you are a Company Insider) will continue to apply to your transactions in Company Securities (or in certain circumstances securities of a Company Counterparty to the extent specified in this Policy) even after your service with the Company ends, until such time as that information has become public or is no longer material.
If you are subject to the Addendum at the time your service with the Company ends: (i) the section of the Addendum entitled “Pre-clearance Procedures” (which requires you to pre-clear your transactions in Company Securities) will no longer apply to your transactions in Company Securities, effective immediately; (ii) the section of the Addendum entitled “Restrictions on Trading by Company Insiders” (which requires you to confine your transactions in Company Securities to open trading windows) will no longer apply to your transactions in Company Securities, effective immediately if the quarterly trading window is open at the time your service with the Company ends, or else effective upon the opening of the next open trading window after your service with the Company ends; and (iii) the section of the Addendum entitled “Event-specific Blackouts” (which may in certain cases prohibit your transactions in Company Securities even during what would otherwise be an open trading window) will no longer apply to your transactions in Company Securities, effective immediately, unless you are aware of such an Event-specific Blackout at the time your service with the Company ends, in which case that section of the Addendum will continue to apply to your transactions in Company Securities until such time as the material nonpublic information giving rise to the Event-specific Blackout has become public or is no longer material.

In no event, however, irrespective of whether you are subject to the Addendum at the time when your service with the Company ends, may you trade in any Company Securities if you are in possession of material nonpublic information regarding the Company, until such time as that information has become public or is no longer material. You are also reminded of the restrictions on trading in the securities of Company Counterparties set forth in this Policy. This will remain the case even after your service with Company ends (and, if you are a Company Insider, even after the sections of the Addendum referred to in the preceding paragraph have ceased to apply to your transactions in Company Securities), since you will still continue to be subject to the federal securities laws prohibiting trading when in possession of such material nonpublic information.
Reporting Violations
Whenever you become aware of or suspect any issue or practice that involves a violation or potential violation of this Policy or insider trading laws, you must report this issue or practice as soon as possible to one of the following:
•Your supervisor;
•the Human Resources Department;
•the Legal Department;
•the Chief Compliance Officer; or
•our Compliance Helpline at (888) 711-3620 in the US or Canada; 0808-234-9998 in the UK; or online via www.cfindustries.ethicspoint.com.
Penalties for Violations
In the United States and many other countries, the personal consequences of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers government authorities and entities to seek significant civil penalties against persons found liable for insider trading, including as tippers or tippees. Criminal penalties, including imprisonment, under federal and/or state laws may also be imposed for insider trading.
If you are located or engaged in dealings outside the United States, be aware that laws regarding insider trading and similar offenses differ from country to country. Directors, officers, and employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with this Policy, you must consult our General Counsel.

In addition, individuals who fail to comply with this Policy or the securities laws may be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal.

Addendum to Policy on Insider Trading
Introduction
This Addendum is in addition to and supplements our Policy on Insider Trading (the “Policy”), with which you must comply. Except as expressly stated herein, this Addendum applies to all directors and officers of CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”) and other employees and individuals that the Company may also determine, in its discretion, should be subject to this Addendum.
Contact our General Counsel or our Chief Compliance Officer if at any time you have questions about this Addendum or its application to a particular situation.
General Rules
In general terms, the securities laws and our Policy prohibit Covered Persons and their related persons and entities that are subject to our Policy from transacting in Company Securities (or in some cases the securities of other companies) while in possession of material nonpublic information.1
The securities laws and our Policy also prohibit our directors and those officers2 who have been designated by our Board of Directors as subject to Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, “Section 16 Reporting Persons”), from retaining “short-swing profits” realized through trading in our equity securities, whether or not conducted when in possession of material nonpublic information.
•Any such profits, which generally involve a purchase and sale or a sale and purchase (or any number of these transactions) within any period of less than six months, must be disgorged to the Company.
Section 16 Reporting Persons are also required to file a number of forms with the U.S. Securities and Exchange Commission (the “SEC”) in connection with various events, which include:
•an initial statement regarding beneficial ownership of our equity securities, usually filed at the time of becoming a Section 16 Reporting Person, and regardless of whether the individual actually owns any such securities (Form 3);
1 In order to avoid even the appearance of impropriety, this Addendum requires our directors, officers, and other designated employees and individuals to obtain pre-clearance for all transactions in Company Securities and prohibits them from engaging in any transactions in Company Securities during designated blackout periods, in each case as described in more detail below.

2 Rule 16a-1 under the Exchange Act defines those “officers” who are subject to Section 16 of the Exchange Act to include an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer.

•statements of changes of beneficial ownership of our equity securities, to be filed before 10:00 p.m., Eastern time, on the second business day after any such change (Form 4); and
•annual statements of beneficial ownership of our equity securities, filed within 45 days after the end of our fiscal year with respect to certain securities transactions not earlier reported (Form 5).
Although our General Counsel will provide information to Section 16 Reporting Persons concerning these requirements and assist with the preparation and the filing of the required forms with the SEC, each Section 16 Reporting Person bears legal responsibility for complying with these requirements.
In addition, under applicable securities laws, our directors and executive officers who are affiliates3 of the Company (collectively, “Company Affiliates”) generally must comply with the requirements of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), when selling any Company Securities.
•Rule 144 includes: (i) detailed reporting requirements; (ii) limitations on the number of shares or amount of debt securities that may be sold during an established period of time; (iii) requirements, for certain securities, as to the length of time for which the securities must be held before they are sold; (iv) requirements as to the availability of public information about the Company; and (v) limitations on the manner of sale of securities.
Upon effecting any transaction permitted under our Policy, you are responsible for informing your broker and any investment professional that you work with of your status as a Section 16 Reporting Person and/or affiliate, and you should be prepared to notify the Legal Department of any transactions that may trigger a Section 16 filing requirement as soon as possible, as well as any other required filings such as a Form 144.
You should consult with our General Counsel regarding any questions you have regarding your compliance obligations with respect to Section 16 and Rule 144.
Pre-clearance Procedures
Each of the persons listed below (each, a “Company Insider”) may not engage in any transaction involving Company Securities (including the purchase or sale of Company Securities, the exercise of stock options, making gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction in writing (which may be in the form of an e-mail message) from our General Counsel:

3 Rule 144 under the Securities Act defines an “affiliate” of an issuer as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

•our directors, officers, and other designated employees and individuals subject to this Addendum;
•spouses, minor children, and other family members sharing the same household with a director, officer, or other designated employees and individuals subject to this Addendum; and
•any other person over whom a director, officer, or other designated employees and individuals subject to this Addendum exercises substantial influence or control with respect to securities trading decisions.
The requirements in this Addendum are also applicable to any entities, including any corporations, partnerships, trusts, or other estate vehicles, over which a Company Insider has substantial influence or control or as to which he or she serves as trustee or in a similar fiduciary capacity.
•Pre-clearance is not required:
ofor any exercise of a withholding right pursuant to which you elect to have the Company withhold sufficient shares of stock in order to satisfy tax withholding requirements upon the vesting of any restricted stock, restricted stock units, or performance restricted stock units;
oif you obtain pre-clearance to exercise any stock option, for your exercise of any withholding right pursuant to which you elect to have the Company withhold sufficient shares of stock in order to fund the option exercise price or satisfy any tax withholding obligation upon your exercise of the option;
oin connection with any “automatic” exercise of stock options in accordance with their provisions (e.g., the automatic exercise of “in-the-money” stock options that would otherwise become unexercisable as a result of the expiration of their term), or for any related withholding of shares in order to fund the exercise price or satisfy any tax withholding obligations in connection with such an “automatic” exercise of stock options; or
ofor trades made pursuant to a Trading Plan (as defined in our Policy) established in compliance with our Policy.
Each proposed transaction subject to pre-clearance will be evaluated. Any advice on pre-clearing will relate solely to known restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Pre-clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, pre-clearance of the transaction must be re-requested. The General Counsel is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If pre-clearance is denied, the fact of such denial must be kept confidential by the person requesting such pre-clearance. Our General Counsel may delegate to our Chief Compliance Officer the authority, subject to such terms as our General Counsel shall determine, to pre-clear transactions with respect to any Company Insider other than our General Counsel. Any such delegation shall be in writing (which may be in the form of an e-mail message). In circumstances where our General Counsel is in the position of pre-clearing his or her own trades, our General Counsel should consult first with outside legal counsel (which consultation may be in the form of an oral discussion or an e-mail message) and document the fact that such consultation has occurred.
When requesting pre-clearance of a proposed transaction, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company and, if so, he or she should describe fully the circumstances to our General Counsel or our Chief Compliance Officer, as applicable (or, if the requestor is our General Counsel, he or she should discuss the circumstances with outside legal counsel as part of the required consultation with outside legal counsel). The requestor should also indicate whether he or she has effected any transactions in our equity securities within the past six months and should be prepared to report the proposed transaction on a Form 4 or Form 5, as appropriate, and to comply with Rule 144 under the Securities Act and to file a Form 144, if advisable, in connection with any sale transaction.
Restrictions on Trading by Company Insiders
In addition to being subject to the limitations set forth in our Policy, Company Insiders are prohibited from transacting in Company Securities except during the open trading windows described below or by means of pre-arranged Trading Plans established in compliance with our Policy. Periods during which a prohibition on trading (other than by means of a Trading Plan established in compliance with our Policy) applies under this Addendum (generally, any periods other than open trading windows) are referred to as “blackouts” or “blackout periods.” Furthermore, trading in Company Securities during open trading windows may be suspended during the pendency of an event-specific blackout as described below.
Open Trading Windows
Each quarter, there is expected to be an open trading window within which Company Insiders may transact in Company Securities, subject to (i) compliance with our Policy and (ii) the possibility of an event-specific blackout that would preclude transactions in Company Securities, as further described below. The open trading window for each quarter will begin on the second trading day following the public announcement of the Company’s earnings results for the preceding quarter and end fourteen calendar days prior to the end of the next fiscal quarter.
Event-specific Blackouts
In addition to the blackout periods that exist between open trading windows, there will from time to time be circumstances or events that result in event-specific blackouts. These event-specific blackouts may result in prohibition of trading in Company Securities (other than by means of a Trading Plan established in compliance with our Policy) during all or portions of one or more otherwise open trading windows.
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or other employees and individuals. In that situation, our General Counsel may notify those persons that they should not trade in Company Securities, potentially without disclosing the reason for the restriction. So long as the event remains material and nonpublic, the persons designated by our General Counsel may not trade Company Securities. If an individual whose trades are subject to pre-clearance requests permission to trade Company Securities during an event-specific blackout, our General Counsel will inform that individual of the existence of an event-specific blackout, without providing additional detail about the reason for the blackout. The existence of an event-specific blackout will not be announced to the Company as a whole. Any person made aware of the existence of such an event-specific blackout should not disclose the existence of the blackout to any other person.
You should anticipate that trading (other than by means of a Trading Plan established in compliance with our Policy) will be prohibited until the relevant material nonpublic information has been publicly released and fully absorbed by the market (which is presumed to occur one trading day after the release of such information as set forth in our Policy).
Our directors and executive officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation BTR (Blackout Trading Restriction), which prohibits certain purchases and sales and other acquisitions and transfers of Company Securities by such individuals during certain pension plan blackout periods (where the term “blackout period” has the meaning specified in Regulation BTR).
Even if a blackout period is not in effect, at no time may you trade in Company Securities (other than by means of a Trading Plan established in compliance with our Policy) if you are in possession of material nonpublic information about the Company. The failure of our General Counsel to notify you of an event-specific blackout will not relieve you of the obligation not to trade (other than by means of a Trading Plan established in compliance with our Policy) while in possession of material nonpublic information.
Penalties for Violations
You should refer to the section entitled “Penalties for Violation” in the Policy for a discussion of the penalties that a violation of the securities laws may involve.